Exhibit 99.1

Marrone Bio Innovations Announces Plans for CEO Succession

Founder and CEO Pamela Marrone to Retire from the Company;

Search Process for New CEO Under Way

DAVIS, Calif. – December 2, 2019 — Marrone Bio Innovations, Inc. (NASDAQ: MBII) (MBI), an international leader in sustainable bioprotection and plant health solutions, announced today that company founder Dr. Pamela Marrone will retire from her position as chief executive officer.

The board of directors has begun the search process for a new CEO. Dr. Marrone will continue as CEO during the search process, and she and Board Chairman Bob Woods will shepherd the transition process until the new CEO is retained.

Dr. Marrone will continue to serve on the company’s board of directors as a non-executive member. Following her retirement, she also will serve as a consultant to Marrone Bio to advocate for the company and its mission, and to provide transition services and other support.

“Dr. Marrone’s decades of unwavering and tireless dedication have shaped the landscape of biologicals in agriculture in a meaningful and positive way. We’d like to thank her for her vision and leadership, which has established Marrone Bio as a significant player in the sustainable bioprotection and plant health solution industry,” said Woods. “Pam has guided Marrone Bio to a new level of growth and expansion, and her legacy will serve as the platform for the company’s future growth.

“The search for a new CEO is under way, and we are committed to recruiting an outstanding executive to lead the company as it expands its global reach and revenue potential, enhances gross margins and controls costs to move toward profitability,” Woods added.

Under Dr. Marrone’s leadership, the company commercialized ten products from six active ingredients, three of which received top industry awards for “best biopesticide.” The company has received nearly 400 patents with another 100 pending. During her tenure as CEO, Marrone Bio consistently achieved above industry average growth with revenues expanding at a 21 percent compound annual growth rate from 2015 through 2018.

“Today, we stand stronger than ever as a company with a world-class team in place and an unmatched product portfolio, aided by our recent transformational acquisitions,” said Dr. Marrone. “After 14 years as CEO, this is an ideal time for me to serve Marrone Bio in a different, advisory capacity as the company enters its next phase of growth and drives meaningful, long-term shareholder value.

“We’ve successfully brought science-based biological solutions to farmers and changed the perception of the entire biological category,” she added. “I’m confident that this transition will prove fruitful as the company flourishes into a larger, more mature and profitable company. On behalf of the entire management team and board of directors, I’d like to thank our dedicated employees, customers and shareholders.”

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI also recently completed the acquisition of Pro Farm Finland-based Pro Farm’s technology employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the timing of Dr. Marrone’s retirement and the Company’s CEO search. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including hiring new leadership, the potential of new revenue generating activities, weather, regulatory and other factors affecting demand for the MBI’s products, any difficulty in marketing MBI’s products in its target markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of current information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Telephone: 530-750-2800

Email: Info@marronebio.com

Bob Woods, Chairman of the Board

Telephone: 610-836-2940

Email: Info@marronebio.com

Investor Relations Contact:

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us